Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Board of Directors

eMerge Interactive, Inc.:

We consent to incorporation by reference in the Registration Statements on Form S-3 (No. 333-111446, 333-113082 and 333-121589) and on Form S-8 (Nos. 333-39896 and 333-60382) of eMerge Interactive, Inc. of our report dated February 18, 2005, except as to note 22, which is as of March 9, 2005, relating to the consolidated balance sheets of eMerge Interactive, Inc. and subsidiaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows and related schedule for each of the years in the three-year period ended December 31, 2004, which report appears in the December 31, 2004 Annual Report on Form 10-K of eMerge Interactive, Inc.

/s/    KPMG LLP

Orlando, Florida

March 24, 2005